Exhibit  99.2


                                   MEASUREMENT
                                   SPECIALTIES

        Measurement Specialties Announces Acquisition of Encoder Devices,
                      A Manufacturer of Rotational Sensors


Fairfield, NJ, July 19, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has acquired the assets of Encoder Devices LLC for $4.4 million ($4 million cash at close plus a deferred payment of $0.4 million). The transaction is expected to close today.

"We are very excited about the growth prospects for Encoder Devices" commented Frank Guidone, Company CEO. "Encoder Devices is currently commercializing some exciting technology, and has an anchor customer in the gas pump market. On a run-rate basis, we anticipate Encoder Devices to contribute approximately $2 million in revenue, and be cash flow neutral. However, given the current and pending customers/applications, we anticipate sales to grow rapidly, and for the group to materially contribute to MSI's top and bottom line."

Encoder Devices (www.encoderdevices.com), based in Plainfield, IL, is a
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designer/manufacturer of rotational sensors (encoders) utilizing magnetic encoding technology. Magnetic encoding is an emerging technology that has many cost and performance advantages over traditional optical encoders. Encoder Devices has secured an anchor program in the fuel pump market with Gilbarco, and has several new opportunities in development. Target markets include fuel pumps, medical syringe pumps, flow meters, military and motors (through shaft), among others.

Mr. Guidone added, "Encoder Devices has capitalized on advances in magnetoresistive technology and specializes in developing low cost, precise, custom sensors for various OEM applications. Combined with our low-cost manufacturing capability and broad market coverage, we believe the post-close combination is quite powerful. We will cover the transaction in more detail in the upcoming quarterly call."

Rick Carlson, President Encoder Devices, commented, "We are excited about becoming a part of MSI. The financial strength, technical resources and complementary markets of MSI will allow Encoder Devices to rapidly expand its products and services creating greater value for our customers and shareholders."

     Company Contact: Frank Guidone, CEO, 973 808-3020
     Investor Contact: Aimee Boutcher, 973 239-2878


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